Exhibit 99.1
MEDCATH CORPORATION
SUPPLEMENTAL FINANCIAL DISCLOSURE
(Presenting Heart Hospital of Austin as a Discontinued Operation for Each Period Presented)
(In thousands)
(Unaudited)
The following table reflects net income from continuing and discontinued operations attributable to noncontrolling interest for all periods presented.

	Fiscal Year					Fiscal Year
	Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Ended	Quarter Ended
	September 30,	December 31,	March 31,	June 30,	September 30,	September 30,	December 31,
	2008	2008	2009	2009	2009	2009	2009
Net income attributable to noncontrolling interests:
Net income from continuing operations attributable to noncontrolling interest	$11,611	$2,049	$3,766	$1,868	$458	$8,141	$706
Net income from discontinued operations attributable to noncontrolling interest	10,247	1,074	699	404	7,187	9,364	135

Total net income attributable to noncontrolling interests	$21,858	$3,123	$4,465	$2,272	$7,645	$17,505	$841

The following table reconciles the income (loss) from continuing operations, net of taxes attributable to MedCath Corporation’s common stockholders as derived directly from MedCath Corporation’s consolidated statement of operations, as furnished in Exhibit 99.2 filed with Form 8-K on February 17, 2010, to Adjusted EBITDA for all periods presented.

	Fiscal Year					Fiscal Year
	Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Ended	Quarter Ended
	September 30,	December 31,	March 31,	June 30,	September 30,	September 30,	December 31,
	2008	2008	2009	2009	2009	2009	2009
Income (loss) from continuing operations, net of taxes	$9,727	$(2,627)	$4,129	$(65)	$(62,769)	$(61,331)	$(3,159)
Add:
Income tax expense (benefit)	8,365	(1,402)	2,701	258	(1,611)	(54)	(1,834)
Net income from continuing operations attributable to noncontrolling interest	11,611	2,049	3,766	1,868	458	8,141	706
Equity in net earnings of unconsolidated affiliates	(7,891)	(2,065)	(2,714)	(2,265)	(2,013)	(9,057)	(1,516)
Interest and other income	(2,011)	(101)	(73)	(47)	(9)	(230)	(71)
Loss on early extinguishment of debt	—	6,961	(259)	—	—	6,702	—
Interest expense	11,261	2,097	581	396	697	3,771	1,058
Impairment of goodwill	—	—	—	—	60,174	60,174	—
Loss (gain) on disposal of property, equipment and other assets	217	73	108	(54)	137	264	96
Amortization	32	8	8	8	867	891	8
Depreciation	25,259	6,496	6,217	6,466	7,232	26,411	7,650
Pre-opening expenses	786	207	380	754	2,222	3,563	866
Share-based compensation expense	4,978	998	839	231	322	2,390	608

Adjusted EBITDA	$62,334	$12,694	$15,683	$7,550	$5,707	$41,635	$4,412